Exhibit 99.1

Seattle Genetics Reports Third Quarter 2003 Results

Company provides update on SGN-15 clinical development program

Bothell, WA — October 28, 2003 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported results for the third quarter and nine months ended September 30, 2003.

Revenues for the third quarter of 2003 were $1.5 million, compared with $404,000 in the third quarter of 2002. For the first nine months of 2003, revenues were $3.7 million, compared to $1.0 million for the same period in 2002.

Total operating expenses for the third quarter of 2003 were $7.0 million, compared to $6.0 million in the same period in 2002. For the first nine months of 2003, total operating expenses were $21.3 million, compared to $20.0 million in the first nine months of 2002.

Research and development expenses increased to $5.5 million in the third quarter of 2003, compared to $4.3 million in the third quarter of 2002. This growth was driven primarily by costs related to an increase in the manufacturing of clinical grade materials. General and administrative expenses were $1.2 million in the third quarter of 2003, compared to $1.1 million in the third quarter of 2002.

Net loss attributable to common stockholders for the third quarter of 2003 was $5.2 million, or $0.17 per share, compared to $5.1 million, or $0.17 per share, for the same period in 2002. For the nine months ended September 30, 2003, net loss attributable to common stockholders was $16.7 million, or $0.54 per share, compared to $17.3 million, or $0.58 per share, for the same period in 2002.

As of September 30, 2003, Seattle Genetics had $69.2 million in cash, cash equivalents, short-term and long-term investments, compared to $44.2 million as of December 31, 2002. The increase reflects proceeds from the company’s $41 million private placement, which closed on July 8, 2003.

“During the third quarter, we continued to advance our product pipeline, with particular emphasis on the ongoing and near-term clinical development activities of our SGN-15, SGN-30 and SGN-40 programs,” commented Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “In addition, we bolstered our financial position by completing a $41 million financing in July and added expertise to our management team with Doug Williams, who joined the company in September as Chief Scientific Officer and Executive Vice President, Research and Development.”

SGN-15 Program to Focus on Lung Cancer

Seattle Genetics has been conducting phase II clinical trials of SGN-15 in combination with Taxotere® for the treatment of non-small cell lung cancer (NSCLC) and in combination with Gemzar® for the treatment of ovarian cancer.

The company previously reported encouraging preliminary data from the study of SGN-15 in combination with Taxotere for NSCLC that suggest a longer median progression-free and overall survival for patients receiving the combination therapy compared to patients receiving Taxotere alone. In addition, the data suggest a higher disease control rate in the combination arm compared to the Taxotere-only arm. The disease control rate reflects the percentage of evaluable patients demonstrating a complete response, partial response or stable disease from the combination treatment.

In the ovarian cancer trial, Seattle Genetics recently completed a safety cohort of six patients who received SGN-15 in combination with Gemzar. Although an external data monitoring committee determined that the combination therapy was well tolerated, the company has determined that NSCLC represents the best opportunity for the SGN-15 program and has decided to close its ovarian study.

“Given our emerging data, we intend to concentrate our clinical development efforts for SGN-15 on lung cancer, a disease for which there are limited therapeutic options for patients in advanced stages,” added Dr. Siegall. “We expect to complete our analysis of the phase II lung study data by early 2004 and are positioning the program for future clinical development.”

Recent Highlights:

•	On September 15, 2003, Douglas E. Williams, Ph.D. joined Seattle Genetics as Chief Scientific Officer and Executive Vice President, Research and Development. He remains a member of the company’s Board of Directors, a position he has held since May 2001. Williams previously held the position of Executive Vice President, Chief Technology Officer and a member of the Board of Directors of Immunex Corporation, prior to its acquisition by Amgen (Nasdaq: AMGN). After Immunex’s acquisition by Amgen, he became Senior Vice President and Washington Site Leader of Amgen.

•	On July 28, 2003, the company announced the publication of preclinical data on its SGN-35 product candidate, an antibody-drug conjugate, in Blood, the Journal of the American Society of Hematology. The research illustrates that SGN-35 is highly efficacious at low doses in preclinical models of CD30-positive malignancies including Hodgkin’s disease and certain types of non-Hodgkin’s lymphoma.

•	On July 8, 2003, Seattle Genetics completed a $41 million financing. J.P. Morgan Partners and Baker Brothers Investments led the private placement, with additional participation by Delphi Ventures, BA Venture Partners and T. Rowe Price Health Sciences Fund, Inc. At the closing, Srinivas Akkaraju, M.D., Ph.D. and Felix Baker, Ph.D., representing J.P. Morgan Partners and Baker Brothers Investments respectively, joined Seattle Genetics’ board of directors.

About Seattle Genetics

Seattle Genetics discovers and develops monoclonal antibody-based therapeutics to treat cancer and other human diseases. The company has built a diverse portfolio of product candidates targeted to many types of cancer, including two being tested in multiple ongoing clinical trials, SGN-30 and SGN-15, and three in preclinical development, SGN-40, SGN-35 and SGN-17/19. The product candidates encompass three platform technologies: genetically engineered monoclonal antibodies, antibody-drug conjugates (ADCs) and antibody-directed enzyme prodrug therapy (ADEPT). Seattle Genetics has developed leading ADC technology comprised of highly potent drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with Genentech, Celltech Group and Protein Design Labs and for its ADEPT technology with Genencor International. More information about Seattle Genetics can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to future financial results, ongoing and planned clinical trials and preclinical development activities. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by Seattle Genetics to secure new or maintain existing collaborations. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Tim Carroll, Chief Financial Officer

(425) 527-4150

tcarroll@seagen.com

Peggy Pinkston, Corporate Communications

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2003	December 31, 2002
Assets
Current assets
Cash, cash equivalents and short-term investments	$33,124	$26,380
Other current assets	2,224	1,064

Total current assets	35,348	27,444
Property and equipment, net	5,596	6,237
Long-term investments	36,089	17,839
Restricted investments	988	980
Other assets	36	36

Total assets	$78,057	$52,536

Liabilities and Stockholders’ Equity
Total current liabilities	$4,085	$3,492
Deferred revenue and other long-term liabilities	1,826	2,342
Stockholders’ equity	72,146	46,702

Total liabilities and stockholders’ equity	$78,057	$52,536

Seattle Genetics, Inc.

Statements of Operations

(Unaudited)

(In thousands except shares and per share amounts)

	Three months ended September 30		Nine months ended September 30
	2003	2002	2003	2002
Revenues	$1,525	$404	$3,740	$1,049
Expenses
Research and development	5,479	4,296	16,640	14,464
General and administrative	1,192	1,093	3,456	3,253
Noncash stock-based compensation expense	339	589	1,174	2,296

Total operating expenses	7,010	5,978	21,270	20,013

Loss from operations	(5,485)	(5,574)	(17,530)	(18,964)
Investment income, net	301	486	880	1,618

Net loss	(5,184)	(5,088)	(16,650)	(17,346)
Noncash preferred stock deemed dividend	(15)	—	(15)	—

Net loss attributable to common stockholders	$(5,199)	$(5,088)	$(16,665)	$(17,346)

Basic and diluted net loss per share	$(0.17)	$(0.17)	$(0.54)	$(0.58)

Weighted-average shares used in computing basic and diluted net loss per share	30,708,938	30,395,760	30,626,501	30,032,631